Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
    (970) 493-7272, Ext. 4105

HESKA Announces Q2 Results

Record Second Quarter Revenue

FORT COLLINS, CO, August 10, 2004 — Heska Corporation (Nasdaq: HSKA) today reported financial results for its second quarter ended June 30, 2004.

Financial highlights for the second quarter of 2004 as compared to the second quarter of 2003 were:

—	A 21% increase in total revenue to $17.8 million
—	A 19% increase in Core Companion Animal revenue to $13.3 million
—	A 1.5% increase in operating expenses to $7.5 million

“We are very pleased with the continued revenue growth momentum produced again this quarter. Our operating expenses were closely managed, something that is especially noteworthy considering our revenue growth. There was also an increase in our total gross profit on product sales, despite lower gross margins on product sales associated with an offer to certain customers who had previously purchased a hematology analyzer from us to upgrade to our new HESKA CBC-DIFF™ Hematology System. The CBC-DIFF has been well received by veterinarians. However, the successful special offer to certain of our hematology customers negatively impacted our gross margins, and correspondingly, our operating results. We do not expect a reinstatement of this special offer in the second half of 2004,” said Robert Grieve, Heska’s Chairman and CEO. “We look forward to the coming six months when we expect our margins and operating performance to improve as compared to these results, at least in part due to this marketing investment.”

Segment Revenue
Total product revenue for the second quarter of 2004 was $17.4 million, up 21% from $14.4 million in the second quarter of 2003. Heska Corporation’s business is comprised of two reportable segments - 1) Core Companion Animal Health and 2) Other Vaccines, Pharmaceuticals and Products, the latter of which was previously reported as Diamond Animal Health. Product revenue from these segments is as follows:

Core Companion Animal Health   This segment includes revenue from the company’s diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals, primarily for canine and feline use. In the second quarter of 2004, this segment generated product revenue of $13.3 million, up 19% from $11.2 million in the second quarter of 2003.

Other Vaccines, Pharmaceuticals and Products   This segment includes revenue from private label vaccine and pharmaceutical production, primarily for cattle but also for other animals including small mammals, horses and fish. In the second quarter of 2004, this segment generated product revenue of $4.1 million, a 28% increase as compared to $3.2 million in the second quarter of 2003.

Investor Conference Call
Management will conduct a conference call on Tuesday, August 10, at 9:00 a.m. MDT (11:00 a.m. EDT) to discuss the second quarter 2004 financial results. To participate, dial (800)240-2430 (domestic) or (303)262-2130 (international); the conference call access number is 11005496. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback until August 24, 2004. The telephone replay may be accessed by dialing (800)405-2236 (domestic) or (303)590-3000 (international). The webcast replay may be accessed from Heska’s home page at www.heska.com.

About Heska
Heska Corporation (Nasdaq: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s core focus is on the canine and feline markets where it has devoted substantial resources to research and development. Heska’s state-of-the-art offerings to its customers include diagnostic and monitoring instruments and supplies as well as single use, point-of-care tests, vaccines and pharmaceuticals. The company strives to develop high value products for unmet needs in veterinary medicine. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. In addition, factors that could affect the business and financial results of Heska generally include the following: inability to maintain current distribution and customer relationships and to market, sell and distribute products to new customers; competition; delays in or failure to achieve market acceptance of products; uncertainties regarding our ability to achieve our financial plan for 2004 required to continue to fund our operations; inability to obtain sufficient capital to fund our operations, if required; uncertainties regarding our ability to comply with or renegotiate financial covenants required under our revolving line of credit agreement; inability to manufacture, market, sell or distribute products at currently projected costs; uncertainties regarding the ability to receive required regulatory approvals in a timely manner, if at all; inability to avoid costly product returns and product liability litigation; uncertainties regarding the performance of third parties who we have granted substantial marketing rights to certain of our existing products; uncertainties regarding the purchase levels and our ability to negotiate satisfactory agreements with large customers; litigation over contractual commitments; inability to obtain renewal or continuation of contracts, to market, sell or distribute products; uncertainties regarding the scope, enforceability and validity of patents and proprietary rights, which are subject to complex legal standards that vary from country to country and are subject to interpretation by administrative agencies and courts; uncertainties regarding the outcome of research and development efforts or the ability to successfully develop or commercialize products in research and development; quality of management; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2004	2003	2004

Revenue:
Core companion animal health	$11,183	$13,292	$21,002	$27,391
Other vaccines, pharmaceuticals and products	3,214	4,106	6,369	6,394

Total product revenue, net of sales returns and allowances	14,397	17,398	27,371	33,785
Research, development and other	356	398	656	752

Total revenue	14,753	17,796	28,027	34,537
Cost of products sold	8,533	11,515	16,406	21,976

	6,220	6,281	11,621	12,561

Operating expenses:
Selling and marketing	3,837	3,792	7,613	8,240
Research and development	1,792	1,665	3,551	3,513
General and administrative	1,749	2,029	3,599	4,070
Restructuring and other operating expenses	--	--	515	--

Total operating expenses	7,378	7,486	15,278	15,823

Income (loss) from operations	(1,158)	(1,205)	(3,657)	(3,262)
Other, net	(42)	(183)	(19)	(120)

Net income (loss)	$(1,200)	$(1,388)	$(3,676)	$(3,382)

Basic and diluted net income (loss) per share	$(0.03)	$(0.03)	$(0.08)	$(0.07)

Shares used to compute basic and diluted net loss per share	47,899	48,996	47,856	48,950

Balance Sheet Data
In Thousands
(unaudited)

	December 31,	June 30,
	2003	2004

Cash and cash equivalents	$4,877	$5,494
Total current assets	28,717	26,656
Total assets	38,896	36,749
Line of credit	7,528	8,947
Current portion of long-term debt	783	913
Total current liabilities	18,516	20,527
Long-term debt	1,746	1,110
Stockholders’ equity	6,656	3,433
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